Exhibit 99.1

For more information, contact
           Robert D. Sznewajs
President & CEO
(503) 598-3243

Anders Giltvedt
Executive Vice President & CFO
(503) 598-3250

West Coast Bancorp Reports Net Income of $6.3 Million in third Quarter 2011 and $16.0 million for nine months ending september 30, 2011

•	year-to-date net income increased $14.7 million over the same period in 2010.

•	Return on average assets, annualized, was 1.00% in the third quarter and .87% year-to-date 2011.

•
Third quarter 2011 pre-tax income of $4.0 million included a $2.8 million prepayment charge in connection with prepayment of $88 million term Federal Home Loan Bank (“FHLB”) borrowings during the third quarter.

•	Along with restructuring of FHLB borrowings, the Company initiated several cost reduction initiatives during the third quarter of 2011 which are expected to improve pre-tax income in 2012.

•	Nonperforming assets were $83.1 million, or 3.30% of total assets at September 30, 2011, continuing their decline for the tenth consecutive quarter.

Lake Oswego, OR – October 28, 2011 – West Coast Bancorp (NASDAQ: WCBO) (“Bancorp” or “Company”), the parent company of West Coast Bank (“Bank”) and West Coast Trust Company, Inc., today announced net income of $6.3 million or $.29 per diluted share for the third quarter of 2011 compared to net income for the third quarter of 2010 of $6.1 million or $.29 per diluted share. Net income for the nine months ending September 30, 2011 was $16.0 million or $.75 per diluted share, up from net income of $1.3 million or $.06 per diluted share in the same period of 2010.

“Net income was $16.0 million for the nine months ended September 30, 2011 compared to $1.3 million for the same period a year ago,  continuing the favorable  trends in the operating performance of the Company over the past eighteen months”, said Robert D. Sznewajs, President and Chief Executive Officer. “The Company’s return on average assets continues to improve, reaching 1.00% in the third quarter of 2011 and .87% for the nine months ended September 30, 2011. In addition, we have taken steps in the third quarter to reduce our operating costs, including the closure of certain branches in the fourth quarter, and the prepayment of a portion of our term debt with the FHLB in the third quarter. These actions, combined with others, are expected to improve the Company’s pre-tax income in future periods.”

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

As shown in Table 1 below, the Company incurred approximately $3.1 million in expenses associated with our ongoing cost reduction initiatives in the quarter ended September 30, 2011. These actions, all else remaining constant, are projected to improve pre-tax income by $4.1 to $4.3 million on an annualized basis.

Table 1	IMPACT OF BRANCH CLOSURE AND FHLB PREPAYMENT

(Dollars in thousands) Corporate action:	Q3 expense associated with initiatives	Estimated Q4 (benefit) expense associated with initiatives	Estimated annual pretax income benefit

Branch closure and personnel reduction	$ 309	$ 1,096	$2.6-$2.8 million
FHLB borrowings prepayment	2,775	(591)	$1.5 million

Total	$ 3,084	$ 505	$4.1 - 4.3 million

Table 2 below shows summary financial information for the quarters ended September 30, 2011 and 2010, and year-to-date ended September 30, 2011 and 2010.

Table 2
SUMMARY FINANCIAL INFORMATION

	Qtr. ended	Qtr. ended		Year-to-date	Year-to-date
	Sept. 30,	Sept. 30,		Sept. 30,	Sept. 30,
(Dollars and shares in thousands)	2011	2010	Change	2011	2010	Change
Net income	$6,276	$6,050	$226	$16,015	$1,313	$14,702
Net income available to common stockholders 1	$5,836	$5,605	$231	$14,888	$1,131	$13,757

Selective quarterly performance ratios
Return on average assets, annualized	1.00%	0.96%	0.04	0.87%	0.07%	0.80
Return on average equity, annualized	8.55%	8.84%	(0.29)	7.58%	0.67%	6.91
Efficiency ratio	81.03%	76.09%	4.94	76.96%	78.39%	(1.43)

Share and Per Share Figures-Actual
Common shares outstanding at period end	19,303	19,285	18	19,303	19,285	18
Weighted average diluted shares	21,124	20,629	495	21,254	20,200	1,054
Weighted average diluted shares-two class method 2	19,880	19,401	479	19,951	17,556	2,395
Net income per diluted share	$0.29	$0.29	$-	$0.75	$0.06	$0.69
Book value per common share	$14.28	$13.15	$1.13	$14.28	$13.15	$1.13

1 Adjusted for the impact of allocating net income to participating instruments, restricted stock and preferred Series B stock.
2 Adjusted for the impact of calculating earnings per share under the two-class method.
Please see Table 21 for additional information regarding outstanding shares and the possible dilutive effects of presently outstanding securities.

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Balance Sheet Overview

Third quarter 2011 average total loan balances of $1.52 billion were virtually unchanged from the second quarter of 2011. This was mainly attributable to growth in new loan originations in 2011 and lower loan balances moving from nonaccrual status to other real estate owned (“OREO”). The third quarter average loan balances declined $72 million or 5% from the same quarter of 2010. The reduction in average loan balances year-over-year third quarter was primarily in residential real estate construction, real estate mortgage, and commercial loan categories. Third quarter average total real estate construction loan balances contracted $38 million or 55% from the same period in 2010 due to the continued soft market for new development and uncertain economic conditions.

Table 3
AVERAGE LOANS FOR THE QUARTER
(Dollars in thousands)	September 30,	% of	September 30,	% of	Change		June 30,	% of
	2011	Total	2010	total	Amount	%	2011	Total
Commercial loans	$297,354	20%	$310,064	20%	$(12,710)	-4%	$301,436	20%
Commercial real estate construction	15,764	1%	21,476	1%	(5,712)	-27%	19,029	1%
Residential real estate construction	15,146	1%	47,801	3%	(32,655)	-68%	17,223	1%
Total real estate construction loans	30,910	2%	69,277	4%	(38,367)	-55%	36,252	2%
Mortgage	60,123	4%	71,710	5%	(11,587)	-16%	62,778	4%
Nonstandard mortgage	10,020	1%	14,342	1%	(4,322)	-30%	10,525	1%
Home equity	263,873	17%	272,497	17%	(8,624)	-3%	266,221	17%
Total real estate mortgage	334,016	22%	358,549	23%	(24,533)	-7%	339,524	22%
Commercial real estate loans	838,887	55%	832,888	52%	5,999	1%	831,738	55%
Installment and other consumer loans	13,924	1%	16,071	1%	(2,147)	-13%	14,220	1%
Total loans	$1,515,091		$1,586,849		$(71,758)	-5%	$1,523,170

Yield on loans	5.25%		5.44%		(0.19)		5.33%

The Company’s liquidity position remains strong as evidenced by combined cash equivalents and investment securities balance of $873 million or 37% of earning assets at September 30, 2011, an increase from $758 million and 32%, respectively, twelve months earlier. In an effort to support its net interest income and margin, the Company reduced its cash equivalents balance by $68 million while increasing its investment securities portfolio by $183 million since September 30, 2010. Over the past year, the Company increased its U.S. government agency and government guaranteed mortgage-backed securities portfolios by $56 million and $136 million, respectively. The purchases were primarily of U.S. government agency securities with 3 to 5-year maturities and 10 and 15-year fully amortizing U.S. agency mortgage-backed securities, for which we expect to have limited extension risk. The expected duration of the investment portfolio was 2.3 years at September 30, 2011, compared to 1.7 years a year earlier and 3.0 years at June 30, 2011.

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Table 4
PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES
(Dollars in thousands)	September 30,	September 30,	Change		June 30,
	2011	2010	Amount	%	2011
Cash equivalents:
Federal funds sold	$2,102	$4,605	$(2,503)	-54%	$2,367
Interest-bearing deposits in other banks	47,734	113,144	(65,410)	-58%	33,583
Total cash equivalents	49,836	117,749	(67,913)	-58%	35,950

Investment securities:
U.S. Treasury securities	205	14,551	(14,346)	-99%	4,237
U.S. Government Agency securities	277,669	221,450	56,219	25%	221,958
Corporate securities	8,858	9,014	(156)	-2%	9,506
Mortgage-backed securities	460,927	324,563	136,364	42%	454,029
Obligations of state and political sub.	63,761	58,206	5,555	10%	59,122
Equity investments and other securities	12,038	12,290	(252)	-2%	11,852
Total investment securities	823,458	640,074	183,384	29%	760,704

Total cash equivalents and investment securities	$873,294	$757,823	$115,471	15%	$796,654

Tax equivalent yield on cash equivalents and investment securities	2.35%	2.30%	0.05		2.60%

Third quarter 2011 average total deposits of $1.95 billion declined 2% or $46 million from the same quarter in 2010. With excess balance sheet liquidity, the Company continued to reduce higher cost time deposit balances. As a result, average time deposit balances declined $140 million or 42% year-over-year in the third quarter. Time deposits represented less than 10% of the Company’s average total deposits in the most recent quarter compared to 17% during third quarter last year.

Table 5
QUARTERLY AVERAGE DEPOSITS BY CATEGORY
(Dollars in thousands)	Q3	% of	Q3	% of	Change		Q2	% of
	2011	Total	2010	Total	Amount	%	2011	Total
Demand deposits	$615,956	31%	$550,695	28%	$65,261	12%	$578,562	29%
Interest bearing demand	363,554	19%	337,214	17%	26,340	8%	365,407	19%
Total checking deposits	979,510	50%	887,909	45%	91,601	10%	943,969	48%
Savings	114,779	6%	106,768	5%	8,011	8%	110,683	6%
Money market	661,871	34%	667,150	33%	(5,279)	-1%	654,668	34%
Total non-time deposits	1,756,160	90%	1,661,827	83%	94,333	6%	1,709,320	88%
Time deposits	196,807	10%	336,678	17%	(139,871)	-42%	224,674	12%
Total deposits	$1,952,967	100%	$1,998,505	100%	$(45,538)	-2%	$1,933,994	100%

Average rate on total deposits	0.20%		0.51%		(0.31)		0.31%

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Third quarter average checking account balances of $980 million grew $92 million or 10% year-over-year and represented 50% of the Company’s average total deposits in the quarter. The continuing shift in the mix of deposit balances from time deposits to non-time deposits together with the Company’s deposit pricing strategies, contributed in the reduction in the average rate paid on total deposits to .20% in the most recent quarter, a decline of 31 basis points from .51% in the third quarter last year and down 11 basis points on a sequential quarter basis.

Concurrently with its prepayment of $88 million in term FHLB borrowings, the Company elected to enter into $50 million in new term borrowings with the FHLB in order to maintain its balance sheet interest rate sensitivity position. The rate on the new term borrowings is .85%, a reduction from 3.14% on the amount prepaid. The duration of the new term borrowings is approximately two years, an increase from approximately one year for the $88 million paid off. As a result of these actions, the net reduction in interest expense is estimated to be approximately $1.5 million in 2012 and approximately $.6 million in the fourth quarter of 2011.

Capital Position

The Company’s profitability over the past four quarters continued to boost its capital position. As shown in Table 6 below, at September 30, 2011, the Company’s tier 1 and total risk-based capital ratios measured 18.43% and 19.69%, respectively, while its leverage ratio was 13.72%.

Table 6
CAPITAL RATIOS

	September 30,	September 30,		June 30,
	2011	2010	Change	2011	Change
West Coast Bancorp
Tier 1 risk based capital ratio	18.43%	16.96%	1.47	17.99%	0.44
Total risk based capital ratio	19.69%	18.23%	1.46	19.25%	0.44
Leverage ratio	13.72%	12.84%	0.88	13.55%	0.17

West Coast Bank
Tier 1 risk based capital ratio	17.74%	16.30%	1.44	17.30%	0.44
Total risk based capital ratio	19.00%	17.56%	1.44	18.56%	0.44
Leverage ratio	13.20%	12.34%	0.86	13.04%	0.16

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Operating Results Improved from the Third Quarter of 2010

As shown in Table 7 below, third quarter 2011 net income of $6.3 million increased $.2 million compared to net income of $6.1 million in the corresponding quarter of 2010. The Company recorded a benefit for income taxes of $2.3 million in the most recent quarter, an increase of $1.6 million compared to the benefit of $.7 million in the same quarter last year. Third quarter 2011 pre-tax income was $4.0 million, a decline from $5.4 million in third quarter of 2010. Excluding the $2.8 million FHLB prepayment charge in the most recent quarter, pre-tax income increased $1.4 million or 26% from third quarter of 2010. See Table 7 for reconciliation to GAAP figures. This improvement resulted from an increase in net interest income (excluding the prepayment charge) and noninterest income, as well as lower provision for credit losses and noninterest expenses.

Table 7
SUMMARY INCOME STATEMENT
(Dollars in thousands)	Q3	Q3	Change		Q2	Change
	2011	2010	$	%	2011	$	%

Net interest income	$19,341	$21,875	$(2,534)	-12%	$21,961	$(2,620)	-12%
Provision for credit losses	1,132	1,567	(435)	-28%	3,426	(2,294)	-67%
Noninterest income	8,414	8,069	345	4%	8,070	344	4%
Noninterest expense	22,620	23,003	(383)	-2%	22,958	(338)	-1%
Income before income taxes	4,003	5,374	(1,371)	-26%	3,647	356	10%
Benefit for income taxes	(2,273)	(676)	(1,597)	-236%	(987)	(1,286)	-130%
Net income	$6,276	$6,050	$226	4%	$4,634	$1,642	35%

Reconciliation of income before income taxes adjusted for FHLB prepayment charge
Income before income taxes	$4,003	$5,374	$(1,371)	-26%	$3,647	$356	10%
Less FHLB prepayment charge 1	2,775	-	2,775		-	2,775

Income before income taxes excluding FHLB prepayment charge 2	$6,778	$5,374	$1,404	26%	$3,647	$3,131	86%

1 No tax benefit was applied for the FHLB prepayment charge.
2 Management uses this non-GAAP information internally and has disclosed it to investors based on its belief that the information provides additional, valuable information relating to its operating performance as compared to prior periods.

Third quarter 2011 net interest income of $19.3 million decreased $2.5 million from the same quarter in 2010, primarily as a result of the $2.8 million prepayment charge incurred in conjunction with the $88 million prepayment of FHLB borrowings. As shown in Table 8 below, adjusting for this prepayment charge, the third quarter 2011 net interest margin of 3.78% increased 7 basis points from the same quarter last year as the rate on interest bearing deposits declined more than the yield on earning assets. However, as a result of earning assets yield pressures caused by the sustained low market interest rates, the net interest margin contracted 7 basis points from the second quarter of 2011.

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Table 8
NET INTEREST SPREAD AND MARGIN
(Annualized, tax-equivalent basis)	Q3	Q3		Q2
	2011	2010	Change	2011	Change
Yield on average interest-earning assets	4.22%	4.41%	(0.19)	4.39%	(0.17)
Rate on average interest-bearing liabilities 1	1.37%	1.00%	0.37	0.80%	0.57
Net interest spread	2.85%	3.41%	(0.56)	3.59%	(0.74)
Net interest margin	3.31%	3.71%	(0.40)	3.85%	(0.54)

Impact of FHLB prepayment premium in Q3 2011	-0.47%	0.00%	(0.47)	0.00%	(0.47)
Net interest margin excluding FHLB prepayment premium	3.78%	3.71%	0.07	3.85%	(0.07)

1 Third quarter 2011 rate on average interest-bearing liabilities includes 47 basis points of expense associated with the prepayment of $88 million in FHLB borrowings.

As shown in Table 9 below, third quarter 2011 total noninterest income of $8.4 million increased $.3 million from both the same quarter last year and the second quarter of 2011. As a result of implementing the Federal Deposit Insurance Corporation’s (“FDIC”) guidance on overdraft payment programs late in the second quarter and early in the third quarter of 2011, the third quarter deposit service charges declined $1.0 million or 25% from the same quarter in 2010, and $.4 million linked quarters. On October 18, 2011, the Bank received an order from the FDIC relating to its overdraft practices. As part of the order, the Bank agreed to implement certain procedural improvements relating to compliance and its overdraft program. The procedural improvements required by the order have been completed or are under way. In addition, the Bank has paid a civil money penalty of $390,000, and will make restitution payments to certain customers in an amount, while yet to be finalized, we do not believe will be material. The Company established a reserve in prior periods to cover estimated restitution costs and civil money penalty.

While essentially unchanged from the prior quarter, payment systems-related revenues increased 7% or $.2 million over the third quarter in 2010 due to higher transaction volumes. The total net loss on OREO was minor in the third quarter of 2011, compared to a $.9 million loss in the third quarter of last year and $.9 million in the second quarter of 2011. Excluding the total net loss on OREO, the Company’s noninterest income decreased $.6 million from both year-over-year third quarter and the prior quarter. There was no other-than-temporary-impairment (“OTTI”) charge on our trust preferred securities held in the investment portfolio in the third quarter 2011, compared to a $.2 million such charge in the second quarter of 2011.

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Table 9
NONINTEREST INCOME
(Dollars in thousands)	Q3	Q3	Change		Q2	Change
	2011	2010	$	%	2011	$	%
Noninterest income
Service charges on deposit accounts	$3,129	$4,145	$(1,016)	-25%	$3,575	$(446)	-12%
Payment systems related revenue	3,201	2,998	203	7%	3,169	32	1%
Trust and investment services revenues	1,033	978	55	6%	1,208	(175)	-14%
Gains on sales of loans	222	182	40	22%	300	(78)	-26%
Gains (losses) on sales of securities	124	-	124	-	130	(6)	-5%
Other-than-temporary impairment losses	-	-	-	-	(179)	179	-
Other	716	728	(12)	-2%	777	(61)	-8%
Total	8,425	9,031	(606)	-7%	8,980	(555)	-6%

OREO gains (losses) on sale	685	549	136	25%	645	40	6%
OREO valuation adjustments	(696)	(1,511)	815	54%	(1,555)	859	55%
Total net loss on OREO	(11)	(962)	951	99%	(910)	899	99%

Total noninterest income	$8,414	$8,069	$345	4%	$8,070	$344	4%

As shown in Table 10 below, third quarter 2011 total noninterest expense of $22.6 million declined slightly from both the same quarter in 2010 and the immediately preceding quarter. Noninterest expenses declined modestly across most areas on a linked quarter basis. As a result of the cost reduction initiatives underway, we expect total noninterest expense to be favorably impacted by at least $2.6 million in 2012, everything else being equal.

Table 10
NONINTEREST EXPENSE
(Dollars in thousands)	Q3	Q3	Change		Q2	Change
	2011	2010	$	%	2011	$	%
Noninterest expense
Salaries and employee benefits	$11,977	$11,836	$141	1%	$12,119	$(142)	-1%
Equipment	1,461	1,525	(64)	-4%	1,564	(103)	-7%
Occupancy	2,115	2,216	(101)	-5%	2,232	(117)	-5%
Payment systems related expense	1,279	1,214	65	5%	1,350	(71)	-5%
Professional fees	1,038	1,147	(109)	-10%	976	62	6%
Postage, printing and office supplies	772	791	(19)	-2%	862	(90)	-10%
Marketing	862	861	1	0%	831	31	4%
Communications	387	374	13	3%	389	(2)	-1%
Other noninterest expense	2,729	3,039	(310)	-10%	2,635	94	4%
Total noninterest expense	$22,620	$23,003	$(383)	-2%	$22,958	$(338)	-1%

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Income Taxes and Deferred Tax Asset Valuation Allowance

Third quarter 2011 benefit for income taxes was $2.3 million, compared to a benefit for income taxes of $.7 million in the same quarter of 2010. The benefit for income taxes in the most recent quarter was mainly the result of an increase in the estimated gross unrealized gain on the investment securities portfolio for the full year. While to a less extent, the income tax benefit in the third quarter of 2010, was also primarily the result of an increase in the full year estimated gross unrealized gain on our investment securities.

At September 30, 2011, the Company maintained a valuation allowance of $17.0 million against its deferred tax asset balance of $26.3 million for a net deferred tax asset of $9.3 million. Under certain assumptions regarding performance for the balance of this year and next, we continue to believe the deferred tax asset valuation allowance will be fully reversed in the fourth quarter 2011. The reversal of the deferred tax asset valuation allowance would decrease the Company’s income tax expense and increase net income in the period of such reversal.

Table 11
BENEFIT FOR INCOME TAXES
(Dollars in thousands)	Q3	Q3		Q2
	2011	2010	Change	2011

Benefit for income taxes net of initial
establishment of deferred tax asset valuation allowance	$-	$-	$-	$-
Benefit for income taxes from deferred
tax asset valuation allowance:
From estimated change in gross gain on securities	(2,273)	(676)	(1,597)	(987)
Total benefit for income taxes	$(2,273)	$(676)	$(1,597)	$(987)

Credit Quality

The Company recorded a third quarter 2011 provision for credit losses of $1.1 million, a decline from $1.6 million in the same quarter of 2010 and $3.4 million in the prior quarter. The third quarter 2011 net charge-offs of $3.3 million or .88% of average loans on an annualized basis were substantially unchanged from the corresponding quarter a year ago, but a decline from $4.6 million and 1.22%, respectively, in the second quarter of 2011. Sequential quarters, declines in real estate construction and home equity net charge-offs more than offset increases in commercial and commercial real estate loan net charge-offs. The Company’s future provisioning will continue to be heavily dependent on the local real estate market, level of market interest rates, and general economic conditions nationally and in areas where the Company does business.

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Table 12
ALLOWANCE FOR CREDIT LOSSES AND NET CHARGEOFFS
(Dollars in thousands)	Q3	Q2	Q1	Q4	Q3
	2011	2011	2011	2010	2010
Allowance for credit losses, beginning of period	$39,231	$40,429	$41,067	$42,618	$44,347
Total provision for credit losses	1,132	3,426	2,076	1,693	1,567
Loan net charge-offs:
Commercial	1,181	321	263	1,109	524
Commercial real estate construction	472	648	65	76	-
Residential real estate construction	(87)	213	311	89	813
Total real estate construction	385	861	376	165	813
Mortgage	185	139	205	347	449
Nonstandard mortgage	61	83	315	76	5
Home equity	516	2,291	853	570	568
Total real estate mortgage	762	2,513	1,373	993	1,022
Commercial real estate	779	561	326	584	339
Installment and consumer	6	185	168	59	272
Overdraft	234	183	208	334	326
Total loan net charge-offs	3,347	4,624	2,714	3,244	3,296

Total allowance for credit losses	$37,016	$39,231	$40,429	$41,067	$42,618
Components of allowance for credit losses:
Allowance for loan losses	$36,314	$38,422	$39,692	$40,217	$41,753
Reserve for unfunded commitments	702	809	737	850	865
Total allowance for credit losses	$37,016	$39,231	$40,429	$41,067	$42,618

Net loan charge-offs to average loans (annualized)	0.88%	1.22%	0.72%	0.83%	0.82%
Allowance for loan losses to total loans	2.42%	2.53%	2.58%	2.62%	2.65%
Allowance for credit losses to total loans	2.46%	2.58%	2.63%	2.67%	2.71%
Allowance for loan losses to nonperforming loans	69%	76%	74%	66%	61%
Allowance for credit losses to nonperforming loans	70%	78%	75%	67%	62%

The allowance for credit losses was $37.0 million or 2.46% of total loans at September 30, 2011, compared to an allowance for credit losses of $42.6 million or 2.71% of total loans a year ago and $39.2 million or 2.58% of total loans at June 30, 2011. The lower allowance for credit losses relative to total loans reflected an improvement in the overall risk profile of the loan portfolio over both the past year and the previous quarter. Also, the allowance for credit losses relative to nonperforming loans increased from 62% a year ago to 70% at September 30, 2011, while declining from 78% at June 30, 2011. The decrease in the allowance for credit losses over the past twelve months was mostly due to a reduction in higher risk-rated loans outstanding, a lower volume of loans migrating to higher risk classifications, lower overall loan balances, and more impaired loans moving from being included in the general valuation allowance to being individually measured for impairment during the quarter. The Company’s estimate of an appropriate allowance for credit losses will continue to be closely related to the loan portfolio’s credit quality performance trends and the region’s economic conditions.

Total nonperforming assets were $83.1 million or 3.3% of total assets as of September 30, 2011, compared to $104.4 million and 4.2% of total assets a year ago and 3.5% of total assets at the end of the second quarter. The decline in total nonperforming assets of $2.9 million during the third quarter of 2011 represented the tenth consecutive quarterly reduction in nonperforming assets.

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Table 13
NONPERFORMING ASSETS
(Dollars in thousands)	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Sept. 30,
	2011	2011	2011	2010	2010
Loans on nonaccrual status:
Commercial	$9,987	$9,280	$12,803	$13,377	$13,319
Real estate construction:
Commercial real estate construction	3,886	4,357	4,032	4,077	3,391
Residential real estate construction	3,311	3,439	4,093	6,615	13,316
Total real estate construction	7,197	7,796	8,125	10,692	16,707
Real estate mortgage:
Mortgage	5,876	5,734	5,714	9,318	13,040
Nonstandard mortgage	5,001	5,793	6,451	5,223	5,150
Home equity	3,285	2,755	1,426	950	1,538
Total real estate mortgage	14,162	14,282	13,591	15,491	19,728
Commercial real estate	21,513	19,263	19,424	21,671	18,792
Installment and consumer	6	1	-	-	-
Total nonaccrual loans	52,865	50,622	53,943	61,231	68,546
90 days past due not on nonaccrual	-	-	-	-	-
Total nonperforming loans	52,865	50,622	53,943	61,231	68,546

Other real estate owned	30,234	35,374	39,329	39,459	35,814
Total nonperforming assets	$83,099	$85,996	$93,272	$100,690	$104,360

Nonperforming loans to total loans	3.52%	3.33%	3.51%	3.99%	4.35%
Nonperforming assets to total assets	3.30%	3.49%	3.80%	4.09%	4.20%

Over the past year, total nonaccrual loans declined $15.7 million or 23% to $52.9 million at September 30, 2011. During the most recent quarter nonaccrual loans increased $2.2 million as a result of modest increases in nonaccrual commercial and commercial real estate loan categories. Two loans largely accounted for the increase in the nonaccrual commercial real estate category, one of which in the amount of $1.2 million was paid off in early October.

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

As indicated in Table 14 below, the Company’s OREO property disposition activities continued at a steady pace in the third quarter of 2011, while the level of additional real estate properties taken into the OREO portfolio declined significantly from prior periods. During the third quarter 2011, the Company disposed of 74 OREO properties with a book value of $6.1 million while acquiring 16 properties with a book value of $1.7 million and recorded OREO valuation adjustments totaling $.7 million. The combination of these actions resulted in a $5.1 million decline in total OREO in the quarter. At September 30, 2011, the OREO portfolio consisted of 308 properties with a book value of $30.2 million. The OREO balance at September 30, 2011, reflected write-downs totaling 52% from original loan principal which was similar to a year ago. The largest balances in the OREO portfolio at third quarter end were attributable to income-producing properties followed by homes and residential site development projects, all of which are located within our footprint.

Table 14
OTHER REAL ESTATE OWNED ACTIVITY
(Dollars in thousands)	Q3 2011		Q2 2011		Q1 2011		Q4 2010		Q3 2010
	Amount	#	Amount	#	Amount	#	Amount	#	Amount	#
Beginning balance	$35,374	366	$39,329	399	$39,459	402	$35,814	448	$37,578	446
Additions to OREO	1,672	16	4,270	18	6,479	25	11,053	35	5,119	53
Dispositions of OREO	(6,116)	(74)	(6,670)	(51)	(5,952)	(28)	(5,886)	(81)	(5,372)	(51)
OREO valuation adj.	(696)	-	(1,555)	-	(657)	-	(1,522)	-	(1,511)	-
Ending balance	$30,234	308	$35,374	366	$39,329	399	$39,459	402	$35,814	448

Table 15
OTHER REAL ESTATE OWNED BY PROPERTY TYPE
(Dollars in thousands)	Sept. 30,	# of	Sept. 30,	# of	June 30,	# of
	2011	properties	2010	properties	2011	properties
Income producing properties	$8,139	14	$3,212	7	$9,237	14
Homes	6,329	27	15,341	66	10,108	43
Residential site developments	4,877	176	8,096	281	5,912	215
Land	3,762	10	3,525	10	4,052	11
Lots	3,175	54	4,062	61	3,126	52
Condominiums	3,131	17	881	12	1,900	14
Multifamily	455	4	697	11	673	11
Commercial site developments	366	6	-	-	366	6
Total	$30,234	308	$35,814	448	$35,374	366

Other

The Company will hold a Webcast conference call Friday, October 28, 2011, at 11:00 a.m. Pacific Time, during which the Company will discuss third quarter 2011 results and key activities. To access the conference call via a live Webcast, go to www.wcb.com and click on Investor Relations and the “3rd Quarter 2011 Earnings Conference Call” tab. The conference call may also be accessed by dialing (877) 247-4281 Conference ID#: 15209345 a few minutes prior to 11:00 a.m. Pacific Time. The call will be available for replay by accessing the Company’s website at www.wcb.com and following the same instructions.

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

West Coast Bancorp is a publicly held, Northwest bank holding company headquartered in Oregon with $2.5 billion in assets, and the parent company of West Coast Bank and West Coast Trust Company, Inc. West Coast Bank operates 65 branches in Oregon and Washington. The Company serves clients who seek the resources, sophisticated products and expertise of larger financial institutions, along with the local decision-making, market knowledge, and customer service orientation of a community bank. The Company offers a broad range of banking, investment, fiduciary and trust services.  For more information, please visit the Company web site at www.wcb.com.

Forward Looking Statements

Statements in this release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and are made pursuant to the safe harbors of the PSLRA. These statements can often be identified by words such as "expects," "believes," “projects,” “anticipates,” or "will," or other words of similar meaning, and specifically include in this release all statements regarding the expected future benefits of our ongoing cost-cutting initiatives. Actual results could be quite different from those expressed or implied by the forward-looking statements, which give our current expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

A number of factors could cause results to differ significantly from our expectations, including, among others, the effects of (i) market conditions in our service areas on our efforts to continue to reduce our levels of nonperforming assets and increase loan originations, (ii) cost reduction initiatives, as well as (iii) all risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2010, including under the headings "Forward Looking Statement Disclosure" and in the section "Risk Factors,” and in our most recent Quarterly Report on Form 10-Q.

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Table 16
INCOME STATEMENT
(Dollars in thousands)	Q3	Q3	Change		Q2	Year-to-date	Year-to-date
	2011	2010	$	%	2011	2011	2010
Net interest income
Interest and fees on loans	$20,060	$21,800	$(1,740)	-8%	$20,231	$60,590	$67,059
Interest on investment securities	4,626	4,160	466	11%	4,811	13,985	12,604
Other interest income	35	93	(58)	-62%	62	168	404
Total interest income	24,721	26,053	(1,332)	-5%	25,104	74,743	80,067
Interest expense on deposit accounts	986	2,553	(1,567)	-61%	1,476	4,271	10,121
Interest on borrowings and subordinated debentures	1,619	1,625	(6)	0%	1,667	4,883	6,202
Borrowings prepayment charge	2,775	-	2,775	100%	-	2,775	2,326
Total interest expense	5,380	4,178	1,202	29%	3,143	11,929	18,649
Net interest income	19,341	21,875	(2,534)	-12%	21,961	62,814	61,418

Provision for credit losses	1,132	1,567	(435)	-28%	3,426	6,634	16,959

Noninterest income
Service charges on deposit accounts	3,129	4,145	(1,016)	-25%	3,575	10,348	11,954
Payment systems related revenue	3,201	2,998	203	7%	3,169	9,300	8,409
Trust and investment services revenues	1,033	978	55	6%	1,208	3,389	3,124
Gains on sales of loans	222	182	40	22%	300	1,035	629
Net OREO valuation adjustments
and gains (losses) on sales	(11)	(962)	951	99%	(910)	(1,255)	(3,229)
Other-than-temporary impairment losses	-	-	-	-	(179)	(179)	-
Gain on sales of securities	124	-	124	100%	130	521	945
Other	716	728	(12)	-2%	777	2,241	2,270
Total noninterest income	8,414	8,069	345	4%	8,070	25,400	24,102
Noninterest expense
Salaries and employee benefits	11,977	11,836	141	1%	12,119	35,973	34,333
Equipment	1,461	1,525	(64)	-4%	1,564	4,553	4,707
Occupancy	2,115	2,216	(101)	-5%	2,232	6,512	6,649
Payment systems related expense	1,279	1,214	65	5%	1,350	3,876	3,430
Professional fees	1,038	1,147	(109)	-10%	976	2,996	3,169
Postage, printing and office supplies	772	791	(19)	-2%	862	2,444	2,332
Marketing	862	861	1	0%	831	2,344	2,286
Communications	387	374	13	3%	389	1,154	1,137
Other noninterest expense	2,729	3,039	(310)	-10%	2,635	8,279	8,964
Total noninterest expense	22,620	23,003	(383)	-2%	22,958	68,131	67,007
Income before income taxes	4,003	5,374	(1,371)	26%	3,647	13,449	1,554
Benefit for income taxes	(2,273)	(676)	(1,597)	236%	(987)	(2,566)	241
Net income	$6,276	$6,050	$226	-4%	$4,634	$16,015	$1,313

Net income per share:
Basic	$0.31	$0.30	$0.01		$0.23	$0.78	$0.07
Diluted	$0.29	$0.29	$-		$0.22	$0.75	$0.06

Weighted average common shares	19,029	18,955	74		19,006	18,999	16,955
Weighted average diluted shares	21,124	20,629	495		20,025	21,254	20,200

Tax equivalent net interest income	$19,628	$22,163	$(2,535)		$22,249	$63,647	$62,322

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Table 17
BALANCE SHEETS
(Dollars in thousands)	Sept. 30,	Sept. 30,	Change		June 30,
	2011	2010	$	%	2011
Assets:
Cash and due from banks	$57,442	$57,216	$226	0%	$54,296
Federal funds sold	2,102	4,605	(2,503)	-54%	2,367
Interest-bearing deposits in other banks	47,734	113,144	(65,410)	-58%	33,583
Total cash and cash equivalents	107,278	174,965	(67,687)	-39%	90,246
Investment securities	823,458	640,074	183,384	29%	760,704
Total loans	1,503,624	1,575,451	(71,827)	-5%	1,521,147
Allowance for loan losses	(36,314)	(41,753)	5,439	13%	(38,422)
Loans, net	1,467,310	1,533,698	(66,388)	-4%	1,482,725
Total interest earning assets	2,379,614	2,335,882	43,732	2%	2,319,332
OREO, net	30,234	35,814	(5,580)	-16%	35,374
Other assets	92,967	101,828	(8,861)	-9%	93,507
Total assets	$2,521,247	$2,486,379	$34,868	1%	$2,462,556

Liabilities and Stockholders' Equity:
Demand	$649,326	$565,543	$83,783	15%	$599,020
Savings and interest-bearing demand	502,586	442,892	59,694	13%	465,779
Money market	651,904	675,402	(23,498)	-3%	658,185
Time deposits	186,962	291,218	(104,256)	-36%	208,013
Total deposits	1,990,778	1,975,055	15,723	1%	1,930,997
Borrowings and subordinated debentures	209,099	215,199	(6,100)	-3%	219,599
Reserve for unfunded commitments	702	865	(163)	-19%	809
Other liabilities	23,801	20,553	3,248	16%	25,582
Total liabilities	2,224,380	2,211,672	12,708	1%	2,176,987
Stockholders' equity	296,867	274,707	22,160	8%	285,569
Total liabilities and stockholders' equity	$2,521,247	$2,486,379	$34,868	1%	$2,462,556

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

Table 18
PERIOD END LOANS
(Dollars in thousands)	September 30,	% of	September 30,	% of	Change		June 30,	% of
	2011	Total	2010	total	Amount	%	2011	Total
Commercial loans	$296,335	19%	$317,037	20%	$(20,702)	-7%	$297,817	20%
Commercial real estate construction	12,859	1%	17,933	1%	(5,074)	-28%	17,024	1%
Residential real estate construction	13,167	1%	39,955	3%	(26,788)	-67%	15,410	1%
Total real estate construction loans	26,026	2%	57,888	4%	(31,862)	-55%	32,434	2%
Mortgage	59,388	4%	71,446	5%	(12,058)	-17%	62,244	4%
Nonstandard mortgage	9,945	1%	13,294	1%	(3,349)	-25%	10,464	1%
Home equity	261,457	17%	272,132	17%	(10,675)	-4%	264,016	17%
Total real estate mortgage	330,790	22%	356,872	23%	(26,082)	-7%	336,724	22%
Commercial real estate loans	836,752	56%	827,668	52%	9,084	1%	839,665	55%
Installment and other consumer loans	13,721	1%	15,986	1%	(2,265)	-14%	14,507	1%
Total loans	$1,503,624		$1,575,451		$(71,827)	-5%	$1,521,147

Table 19
AVERAGE BALANCE SHEETS
(Dollars in thousands)	Q3	Q3	Q2	Year to date	Year to date
	2011	2010	2011	2011	2010
Cash and due from banks	$54,156	$50,087	$52,273	$51,729	$48,279
Federal funds sold	3,275	4,379	4,790	4,001	6,935
Interest-bearing deposits in other banks	49,918	138,503	93,225	83,104	204,604
Total cash and cash equivalents	107,349	192,969	150,288	138,834	259,818
Investment securities	782,324	640,216	698,116	718,362	592,391
Total loans	1,515,091	1,586,849	1,523,170	1,522,465	1,644,509
Allowance for loan losses	(38,529)	(42,917)	(38,944)	(39,250)	(41,934)
Loans, net	1,476,562	1,543,932	1,484,226	1,483,215	1,602,575
Total interest earning assets	2,351,828	2,372,072	2,319,980	2,328,943	2,449,722
Other assets	120,972	125,273	127,895	125,734	151,134
Total assets	$2,487,207	$2,502,390	$2,460,525	$2,466,145	$2,605,918

Demand	$615,956	$550,695	$578,562	$582,482	$531,276
Savings and interest-bearing demand	478,333	443,982	476,090	468,376	433,434
Money market	661,871	667,150	654,668	659,075	655,823
Time deposits	196,807	336,678	224,674	229,908	424,724
Total deposits	1,952,967	1,998,505	1,933,994	1,939,841	2,045,257
Borrowings and subordinated debentures	220,354	215,199	219,599	219,854	280,540
Total interest bearing liabilities	1,557,365	1,663,009	1,575,031	1,577,213	1,794,521
Other liabilities	22,779	17,164	24,331	23,835	17,839
Stockholders' equity	291,107	271,522	282,601	282,615	262,282
Total liabilities and stockholders' equity	$2,487,207	$2,502,390	$2,460,525	$2,466,145	$2,605,918

WEST COAST BANCORP REPORTS THIRD QUARTER 2011 RESULTS
October 28, 2011

The following table presents information about the Company’s total performing delinquent loans.

Table 20
DELINQUENT LOANS 30-89 DAYS PAST DUE AS A % OF LOAN CATEGORY
(Dollars in thousands)	September 30,	September 30,	June 30,
	2011	2010	2011
Commercial loans	0.21%	0.36%	0.64%
Real estate construction loans	0.00%	0.00%	0.00%
Real estate mortgage loans	0.20%	0.43%	0.38%
Commercial real estate loans	0.50%	0.34%	0.80%
Installment and other consumer loans	0.64%	0.25%	0.05%

Total delinquent loans 30-89 days past due	$5,556	$5,502	$9,961
Delinquent loans to total loans	0.37%	0.35%	0.65%

The following table presents information regarding common shares outstanding at September 30, 2011 on an actual and diluted basis.

Table 21
COMMON SHARE AND DILUTIVE SHARE INFORMATION
(Shares in thousands, restated for reverse stock split)

Number
of shares
Common shares outstanding at September 30, 2011	19,303

Common shares issuable on conversion of series B preferred stock 1	1,213
Dilutive impact of warrants 2 3	833
Dilutive impact of stock options and restricted stock 3	49
Total potential dilutive shares 4	21,398

1 121,328 shares of series B preferred stock outstanding at September 30, 2011.
2 Warrants to purchase 240,000 common shares at a price of $100 per series B preferred share outstanding at September 30, 2011.
3 The estimated dilutive impact of warrants, options, and restricted stock is shown. These figures are calculated under the treasury method utilizing an average stock price of $15.31 for the period and do not reflect the number of common shares that would be issued if securities were exercised in full.

4 Potential dilutive shares is a non-GAAP figure and not the weighted average diluted shares calculated in accordance with GAAP.